         The Common Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as provided in the Amended and Restated Declaration of Trust of the Trust ("Trust Agreement"), no Person may (i) Beneficially or Constructively Own Common Shares in excess of 8.5% (or such other percentage as may be determined by the Board of Trustees) of the number of outstanding Common Shares, unless such Person is the Excluded Holder (in which case the Excluded Holder Limit shall be applicable); (ii) Beneficially or Constructively Own Preferred Shares of any series of Preferred Shares in excess of 9.8% of the number of outstanding Preferred Shares of such series, (iii) Beneficially Own Equity Shares that would result in the Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) Beneficially Own Equity Shares that would result in the Trust being "closely held" under
Section 856(h) of the Code, or (v) Constructively Own Equity Shares that would cause the Trust to Constructively Own 10% or more of the ownership interests in a tenant of the Trust's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially or Constructively Own shares of Equity Shares in excess of the above limitations must immediately notify the Trust in writing. If any restrictions above are violated, the Equity Shares represented hereby will be transferred automatically to a Share Trust and shall be designated Shares-in-Trust to a trustee of a trust for the benefit of one or more charitable beneficiaries. In addition, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust Agreement, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests. Such requests must be made to the secretary of the Trust at its principal office.


Certificate Number                                                   Shares
C-________________                                              ________________


                         RESOURCE ASSET INVESTMENT TRUST
                      Common Shares of Beneficial Interest
                            Par Value $.01 Per Share

                                                          CUSIP ________________

         THIS CERTIFIES THAT ____________________________________________ (the
"Holder") is the owner of _____________________________________ common shares of beneficial interest (the "Common Shares") of RESOURCE ASSET INVESTMENT TRUST (the "Trust"), a statutory real estate investment trust formed under the laws of the State of Maryland, representing undivided beneficial interests in the Trust. Subject to the restrictions set forth in Article VII of the Trust Agreement (as defined below), the Common Shares are transferrable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.

         The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Common Shares are set forth in, and this certificate and the Common Shares represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Declaration of Trust of the Trust, dated as of _____________, 1997, as the same may be amended from time to time (the "Trust Agreement"). The Trust will furnish a copy of the Trust Agreement to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

         Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

         This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

         IN WITNESS WHEREOF, the Trust has caused this certificate to be signed in facsimile by its duly authorized officers.



_____________________________________            _______________________________
Jay J. Eisner                                    Betsy Z. Cohen
Secretary                                        Chief Executive Officer


Countersigned and Registered by
____________________, Transfer
Agent and Registrar



By: _________________________________
      Authorized Signature

         FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________,
_____________________________________ of the Common Shares represented by the within Certificate, and hereby irrevocably constitute(s) and appoint(s) _________________________________________________ Attorney to transfer the said
Common Shares on the books of the Trust with full power of substitution in the premises.




Dated: ___________________________            __________________________________
                                              Assignor


                                              __________________________________
                                              Assignor


In presence of ___________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement, or any change whatever. The signature should be guaranteed by an eligible guarantor institution (a bank, stock broker, savings and loan association or credit union with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.